Exhibit 10.3

ANNUAL CMS ENTERPRISES EMPLOYEE INCENTIVE COMPENSATION PLAN

I.	GENERAL PROVISIONS

1.1
Purpose. The purpose of the Annual CMS Enterprises Employee Incentive Compensation Plan (“EEICP” or “Plan”) is to provide an equitable and competitive level of compensation that will permit CMS Enterprises and its subsidiaries to attract, retain and motivate their employees.

1.2	Effective Date. The Plan as described herein is effective as of January 1, 2014, as amended and revised January 1, 2016, August 4, 2017, December 1, 2018, December 1, 2019 and February 1, 2020.

1.3
Eligibility. Except as otherwise provided in this Section 1.3, regular non-union U.S. employees and Enterprises Officers who do not participate in a broad-based incentive plan contingent upon objectives and performance unique to the employees’ or Enterprises Officers’ subsidiary, affiliate, site and/or business unit, are eligible for participation in the EEICP Plan. An individual listed on the Company payroll records as a contract employee is not eligible for this Plan. Eligible regular non-union U.S. employees and Enterprises Officers who have received a performance rating of at least “Fully Effective” (also known as “Effective” or “Meets Expectations” or “Satisfactory” or “Fully Contributing”) for the Performance Year as documented on their annual performance, evaluation, feedback and development appraisal are eligible for participation in the EEICP. Any regular non-union employee or Enterprises Officer who has received a performance rating of less than “Fully Effective” (as defined above), such as under-performing (also known as “Needs Improvement”, “Under Performing”, “under-contributing” or (“U”)) for the Performance Year as documented on their annual performance, evaluation, feedback and development appraisal is not eligible for participation in the EEICP.

1.4	Definitions. As used in this Plan, the following terms have the meaning described below:

(a)	“Annual Award” means an annual incentive award granted under the EEICP.

(b)	“Base Salary” means regular straight-time salary or wages paid to the employee or Enterprises Officer.

(c)	“CMS Energy” means CMS Energy Corporation, the parent of Consumers Energy Company and CMS Enterprises.

(d)	“CMS Enterprises” means CMS Enterprises Company, a wholly owned subsidiary of CMS Energy.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Company” means CMS Enterprises.

(g)	“Deferred Annual Award” means the amount deferred pursuant to Section 4.2.

(h)	“Disability” means that a participant has terminated employment with the Company or a Subsidiary and is disabled, as that term is defined under Code Section 409A and any applicable regulations.

(i)	“Enterprises Officer” for purposes of this Plan means an elected officer of CMS Enterprises.

(j)	“Leave of Absence” for purposes of this Plan means a leave of absence that has been approved by the Company.

(k)	“Payment Event” means the time at which a Deferred Annual Award may be paid pursuant to Section 4.2.

(l)	“Payment Term” means the length of time for payment of a Deferred Annual Award under Section 4.2.

(m)	“Pension Plan” means the Pension Plan for Employees of Consumers Energy and Other CMS Energy Companies.

(n)	“Performance Year” means the calendar year prior to the year in which an Annual Award is made under this Plan.

(o)	“Plan Administrator” is the Benefits Administration Committee appointed by the CMS Energy Chief Executive Officer and the CMS Energy Chief Financial Officer.

(p)
“Retirement” means that a Plan participant is no longer an active employee or Enterprises Officer and qualifies for a retirement benefit other than a deferred vested retirement benefit under the Pension Plan. For a participant ineligible for coverage under the Pension Plan and covered instead under the Defined Company Contribution Plan, retirement occurs when there is a Separation from Service on or after age 55 with 5 or more years of service.

(q)
“Separation from Service” means an employee or Enterprises Officer retires or otherwise has a separation from service from the Company as defined under Code Section 409A and any applicable regulations. The Plan Administrator will determine, consistent with the requirements of Code Section 409A and any applicable regulations, to what extent a person on a leave of absence, including on paid sick leave pursuant to Company policy, has incurred a Separation from Service. Notwithstanding the above, a Separation from Service will occur consistent with Treasury Regulation Section 1.409A-1(h) when it is reasonably anticipated that the level of service provided by the employee or Enterprises Officer will be no more than 45% of the average level of bona fide service performed by the employee or Enterprises Officer over the immediately preceding 36-month period.

(r)	“Standard Award Percentage” means the target award amount as a percentage of Base Salary as set forth in Section 3.1 of this Plan.

(s)	“Subsidiary” means any direct or indirect subsidiary of the Company.

II.	CORPORATE PERFORMANCE GOALS

2.1
In General. Each year the President of CMS Enterprises will establish the Performance Goals ("Goals") for the EEICP. The Goals will consist of between three and ten company specific performance criteria relating to such items as net income, cash flow, gross margin, revenue, customer service, safety and reliability. When establishing the Goals for a Performance Year, the President of CMS Enterprises will include the total number of criteria to be used for the year as well as the award percent for achievement of a specified number of the established criteria. The specific Goals will be communicated to employees and Enterprises Officers no later than March 31st of the Performance Year. The Award Formula may include additional adjustments based on financial performance goals relating to CMS Energy Corporation as determined by the Compensation and Human Resources Committee of the CMS Energy Board of Directors.

2.2
Plan Performance. The adjustments, if applicable, based on financial performance goals relating to CMS Energy used to calculate an Annual Award is capped at two times the Standard Award Percentage. The Goals for a Performance Year are established in a table relating specific performance results to specific performance goals. This table shall be created by the President of CMS Enterprises for each Performance Year.

III.	ANNUAL AWARD FORMULA

3.1
Annual Awards. Annual Awards for each eligible EEICP participant will be based upon a standard award percentage as set forth in the table below, with the exception of the Enterprises Officer participants, which will be set forth in Section 3.3. The total amount of a participant’s Annual Award shall be computed according to the annual award formula set forth in Section 3.2. The Standard Award Percentages stated in this Section 3.1 are subject to adjustment by the President of CMS Enterprises as indicated by market practices.

Salary	Standard Award Percentage of Base Salary
Grade	Full time	Part time
25	25%	25%
24	25%	25%
23	15%	15%
22	15%	15%
21	12%	12%
20	12%	12%
19	12%	12%
18	10%	10%
17	6%	6%
16	3%	3%
15	3%	3%
14	3%	3%
13	3%	3%
12	3%	3%
11	3%	3%
10	3%	3%
9	3%	3%
8	3%	3%
7	3%	3%
6	3%	3%
5	3%	3%
4	3%	3%
3	3%	3%

3.2	Annual Awards for EEICP participants will be calculated and made as follows:

Annual Award = Standard Award Percentage X Award percent for achievement of actual number of award criteria X Weighting for each award criteria

3.3	Enterprises Officer Annual Awards. Annual Awards for each eligible EEICP Enterprises Officer participant will be based upon a standard award percentage as set forth in the table below:

Officer	Standard Award Percentage of Base Salary
President of CMS Enterprises	40%
Vice President of CMS Enterprises Development	30%

IV.	ADMINISTRATION OF THE PLAN

(a)
The Plan is administered by the President of CMS Enterprises under the general direction of the CMS Energy Chief Executive Officer, Senior Vice President People & Culture, and Senior Vice President of Strategy

(b)	Each year, normally in January, but no later than March 30th of the Performance Year, the Senior Vice President of Strategy will approve the established Performance Goals for the Performance Year.

(c)
The Senior Vice President of Strategy, no later than March 1st of the calendar year following the Performance Year, will review for approval proposed Annual Awards as recommended by the President of CMS Enterprises.

(d)
The CMS Energy Chief Executive Officer reserves the right to modify the established Performance Goals with respect to unforeseeable circumstances or otherwise exercise discretion with respect to proposed Annual Awards as he or she deems necessary to maintain the spirit and intent of the EEICP, provided that if such discretion increases the Annual Award it does not exceed the computed performance factor by more than 20%. The CMS Energy Chief Executive Officer also reserves the right in his or her discretion to not pay Annual Awards or to reduce the amount of Annual Awards for a Performance Year. All decisions of the CMS Energy Chief Executive Officer are final.

V.	PAYMENT OF ANNUAL AWARDS

5.1
Cash Annual Award. All Annual Awards for a Performance Year will be paid in cash no later than March 15th of the calendar year following the Performance Year provided that the Annual Award for a particular Performance Year has not been deferred voluntarily pursuant to Section 4.2. The amounts required by law to be withheld for income and employment taxes will be deducted from the Annual Award payments. All Annual Awards become the obligation of the company on whose payroll the employee or Enterprises Officer is enrolled at the time CMS Enterprises makes the Annual Award.

5.2	Deferred Annual Awards.

(a)
The payment of all or any portion (rounded to an even multiple of 10%) of a cash Annual Award may be deferred voluntarily at the election of individual participants in salary grades 19-25. Any such deferral will be net of any applicable FICA or FUTA taxes. A separate irrevocable election must be made prior to the Performance Year. Any Annual Award made by CMS Enterprises after termination of employment of a participant or retirement of a participant will be paid in accordance with any deferral election made within the enrollment period.

(b)	At the time the participant makes a deferral election he or she must select the payment options (including the Payment Event as set forth at (c) below and the Payment Term as set forth at (d) below) applicable to the Deferred Annual Award for the Performance Year, as well as any earnings or income attributable to such amounts. The payment options elected will apply only to that year’s Deferred Annual Award and will not apply to any previous Deferred Annual Award or to any subsequent Deferred Annual Award. Any participant who elects to defer all or a portion of an Annual Award and who fails to select a Payment Event or a Payment Term will be presumed to have elected a Payment Event of Separation from Service in accordance with paragraph (c)(i) below and/or a Payment Term of a single sum.

(c)	The Payment Event elected can be either:

(i)
Separation from Service for any reason other than death. Payment will be made, or begin, in the later of: (1) January of the year following the year of the Separation from Service; or (2) the seventh month after the month of the Separation from Service. Later installments, if any, will be paid in January of the succeeding years. Effective for amounts deferred in 2019 and succeeding years, payment will be made, or begin, in the seventh month after the month of Separation from Service. Later installments, if any, will be paid in the same month of the succeeding years;

(ii)
Payment upon attainment of a date certain that is more than 1 year after the last day of the applicable Performance Year. Later installments, if any, will be paid in the same month of the succeeding years; or

(iii)	The first to occur of (i) or (ii) above.

(d)
Payment Term. At the time of electing to defer an Annual Award, the participant must also elect how he or she wishes to receive any such payment from among the following options (the participant may elect a separate Payment Term for each Payment Event elected):

(i)	Payment in a single sum upon occurrence of the Payment Event.

(ii)
Payment of a series of annual installment payments over a period from two (2) years to fifteen (15) years following the Payment Event. Each installment payment shall be equal to a fractional amount of the balance in the account the numerator of which is one and the denominator of which is the number of installment payments remaining. Although initially such installment payments will be identical, actual payments may vary based upon investment performance. For example, a series of 5 installment payments will result in a payout of 1/5 of the account balance in the first installment, ¼ of the account balance (including investment gains or losses since the first installment date) in the second installment, etc.

(e)
Changes to Payment Options. Once a payment option has been elected, subsequent changes which would accelerate the receipt of benefits from the Plan are not permitted, except that the Plan Administrator, which is the Benefit Administration

Committee as defined in the Savings Plan for Employees of Consumers Energy and other CMS Energy Companies (the “Savings Plan”), may at its discretion accelerate payments to the extent permitted by Code Section 409A and applicable regulations. A subsequent election to change the payment options related to a Payment Event, in order to delay a payment or to change the form of a payment, can only be made when all of the following conditions are satisfied:

(i)	such election may not take effect until at least 12 months after the date on which the election is made;

(ii)
the payment(s) with respect to which such election is made is deferred for a period of not less than 5 years from the date such payment would otherwise have been made (or, in the case of installment payments under Section 4.2(d)(ii) with regard to amounts deferred (and the related earnings) prior to January 1, 2016, 5 years from the date the first installment was scheduled to be paid); and

(iii)
such election must be made not less than 12 months before the date the payment was previously scheduled to be made (or, in the case of installment payments under Section 4.2(d)(ii) with regard to amounts deferred (and the related earnings) prior to January 1, 2016, 12 months before the first installment was scheduled to be paid), if the participant’s previous commencement date was a specified date.

Effective January 1, 2016, the right to a series of installment payments is to be treated as a right to a series of separate payments to the extent permissible under Code Section 409A and any applicable regulations. When making a subsequent election with respect to the payment of any post-December 31, 2015 deferral, the participant may make a separate election with respect to each separate payment, provided that such election must result in all of the applicable Performance Year’s deferral with related earnings being paid in a single sum or in a series of annual payments over a period from two (2) to fifteen (15) consecutive years.

(f)
Investments. At the time of electing to voluntarily defer payment, the participant must elect how the Deferred Annual Award will be treated by CMS Enterprises. To the extent that any amounts deferred are placed in a rabbi trust with an independent record keeper, a participant who has previously deferred amounts under this Plan will automatically have his or her existing investment profile apply to this deferral also. All determinations of the available investment options by the Plan Administrator are final and binding upon participants. A participant may change the investment elections at any time prior to the payment of the benefit, subject to any restrictions imposed by the Plan Administrator, the plan record keeper or by any applicable laws and regulations. A participant not making an election will have amounts deferred treated as if in a Lifestyle Fund as defined in the Savings Plan applicable to the participant's age 65, rounded up, or such other investment as determined by the Plan Administrator. All gains and losses will be based upon the performance of the investments selected by the participant from the date the deferral is first credited to the nominal account. If the Company elects to fund its obligation as discussed below, then investment performance will be based on the balance as determined by the record keeper.

(g)
The amount of any Deferred Annual Award is to be satisfied from the general corporate funds of the company on whose payroll the Plan participant was enrolled prior to the payout beginning and are subject to the claims of general creditors of the Company. This is an unfunded nonqualified deferred compensation plan. To the extent the Company elects to place funds with a trustee to pay its future obligations under this Plan, such amounts are placed for the convenience of CMS Enterprises, remain the property of CMS Enterprises and the participant shall have no right to such funds until properly paid in accordance with the provisions of this Plan. For administrative ease and convenience, such amounts may be referred to as participant accounts, but as such are a notional account only and are not the property of the participant. Such amounts remain subject to the claims of the creditors of CMS Enterprises.

(h)
Payment in the Event of an Unforeseeable Emergency. The participant may request that payments commence immediately upon the occurrence of an Unforeseeable Emergency as that term is defined in Code Section 409A and any applicable regulations. Generally, an unforeseeable emergency is a severe financial hardship resulting from an illness or accident of the participant or the participant’s spouse or dependent, loss of the participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. A distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the participant’s assets (without causing severe financial hardship), or by cessation of deferrals under this arrangement, the Savings Plan or other arrangements. Distributions because of an unforeseeable emergency shall not exceed the amount permitted under Section 409A and accordingly are limited to the amount reasonably necessary to satisfy the emergency need (after use of insurance proceeds, liquidation of assets, etc.) plus an amount to pay taxes reasonably anticipated as a result of the distribution. In the event any payment is made due to an unforeseeable emergency, all deferral elections for the current Performance Year will cease and the participant will not be eligible to make any deferral elections under this Plan for the following Performance Year. For any participant receiving a hardship withdrawal under the Savings Plan, all deferral elections under this Plan for the current Performance Year will cease and the participant will not be eligible to make any deferral elections under this Plan for the following Performance Year.

5.3	Payment in the Event of Death.

(a)
A participant may name the beneficiary of his or her choice on a beneficiary form provided by the Company or record keeper, and the beneficiary shall receive, within 90 days of the participant’s death, in a single sum, all payments credited to the participant in the event that the participant dies prior to receipt of Deferred Annual Awards. If a beneficiary is not named or does not survive the participant, the payment will be made to the participant’s estate. In no event may any recipient designate a year of payment for an amount payable upon the death of the participant.

(b)
A participant may change beneficiaries at any time, and the change will be effective as of the date the plan record keeper or the Company accepts the form as complete. The Company will not be liable for any payments made before receipt and acceptance of a written beneficiary request.

VI.	CHANGE OF STATUS

Payments in the event of a change in status will not be made if no Annual Awards are made for the Performance Year.

6.1
Pro-Rata Annual Awards. A new EEICP participant, whether hired or promoted to the position, or an EEICP participant promoted to a higher salary grade or to an Enterprises Officer position during the Performance Year will receive a pro rata Annual Award based on the percentage of the Performance Year in which the employee is in a particular salary grade or Enterprises Officer position. An EEICP participant whose salary grade has been lowered or who is no longer an Enterprises Officer, but whose employment is not terminated during the Performance Year, will receive a pro rata Annual Award based on the percentage of the Performance Year in which the employee is in a particular salary grade or Enterprises Officer position. Awards will also be prorated for any change in full time or part time work status.

6.2
Termination. An EEICP participant whose employment is terminated pursuant to a violation of the Company code of conduct or other corporate policies will not be considered for or receive an Annual Award.

6.3
Resignation. An EEICP participant who resigns prior to payment (during or after a Performance Year) will not be eligible for an Annual Award. If the resignation is due to reasons such as a downsizing or reorganization, or the ill health of the participant or ill health in the immediate family, the participant may petition the Plan Administrator and may be considered, in the discretion of the Plan Administrator, for a pro rata Annual Award. The Plan Administrator's decision to approve or deny the request for a pro rata Annual Award shall be final.

6.4
Death, Disability, Retirement, Leave of Absence. An EEICP participant whose status as an active employee or Enterprises Officer is changed during the Performance Year due to death, Disability, Retirement, or Leave of Absence (as determined by the Plan

Administrator) will receive a pro rata Annual Award. An EEICP participant whose employment is terminated following the Performance Year but prior to payment due to death, Disability or Retirement will continue to be eligible for an Annual Award for the Performance Year. Any such payment or Annual Award payable due to the death of the EEICP participant will be made to the named beneficiary, or if no beneficiary is named or if the beneficiary doesn’t survive the EEICP participant, then to the EEICP participant’s estate no later than March 15 following the applicable Performance Year. Notwithstanding the above, an EEICP participant who retires, is on Disability or Leave of Absence and who becomes employed by a competitor of CMS Energy or its subsidiaries or affiliates prior to award payout will forfeit all rights to an Annual Award, unless prior approval of such employment has been granted by the Chief Financial Officer of CMS Energy. A “competitor” shall mean an entity engaged in the business of (1) selling (a) electric power or natural gas at retail or wholesale within the State of Michigan or (b) electric power at wholesale within the market area in which an electric generating plant owned by a subsidiary or affiliate of CMS Energy is located or (2) developing an electric generating plant within the State of Michigan or a market area in which an electric generating plant owned by a subsidiary or affiliate of CMS Energy is located.

6.5
Payment Following Leave of Absence. Payment of an award for an EEICP participant who is on leave of absence or Family Medical Leave Act leave at the time of payment shall be paid in the same payroll period as active participants. Payment of an award for an EEICP participant who is laid-off at the time of payment shall be paid in the payroll period that is within an administratively reasonable time after returning to work, but no later than March 15 of the year following the year the participant has returned to work.

VII.	MISCELLANEOUS

7.1
Impact on Benefit Plans. Payments for eligible participants made under the Plan will be considered as earnings for the Supplemental Executive Retirement Plans but not for purposes of the Employees’ Savings Plan, Pension Plan, or other employee benefit programs.

7.2
Impact on Employment. Neither the adoption of the Plan nor the granting of any Annual Award under the Plan will be deemed to create any right in any individual to be retained or continued in the employment of the Company or any corporation within the Company’s control group.

7.3
Termination or Amendment of the Plan. The Company may amend or terminate the Plan at any time. Upon termination, any Deferred Annual Award accrued under the Plan and vested will remain in the Plan and be paid out in accordance with the payment elections previously selected. The Plan Administrator is authorized to make any amendments that are deemed necessary or desirable to comply with any applicable laws, regulations or orders or as may be advised by counsel or to clarify the terms and operation of the Plan. The Company may terminate the Plan and accelerate any benefits under the Plan, at its discretion, if it acts consistent in all manners with the requirements of Code Section 409A and any applicable regulations with respect to when a terminated plan may accelerate payment to a participant.

7.4	Governing Law. The Plan will be governed and construed in accordance with the laws of the State of Michigan.

7.5
Dispute Resolution. Any disputes related to the Plan must be brought to the Plan Administrator. The Plan Administrator is granted full discretionary authority to apply the terms of the Plan, make administrative rulings, interpret the Plan and make any other determinations with respect to the Plan. If the Plan Administrator makes a determination and the participant disagrees with or wishes to appeal the determination, the participant must appeal the decision to the Plan Administrator, in writing and not later than 60 days from when the determination was mailed to the participant. If the participant does not timely appeal the original determination, the participant has no further rights under the Plan with respect to the matter presented in the claim. If the participant appeals the original determination and that appeal does not result in a mutually agreeable resolution, then the dispute shall be subject to final and binding arbitration before a single arbitrator selected by the parties to be conducted in Jackson, Michigan, provided the participant makes such request for arbitration in writing within 30 days of the final decision by the Plan Administrator. The arbitration will be conducted and finished within 90 days of the selection of the arbitrator. The parties shall share equally the cost of the arbitrator and of conducting the arbitration proceeding, but each party shall bear the cost of its own legal counsel and experts and other out-of-pocket expenditures. The arbitrator must use an arbitrary and capricious standard of review when considering any determinations and findings by the Plan Administrator.

VIII.	AMENDMENT TO REFLECT CODE SECTION 409A

8.1
Code Section 409A. To the extent counsel determines amendments may be reasonable or desirable in order to comply with Code Section 409A, and any other applicable rules, laws and regulations, such changes shall be authorized with the approval of the Plan Administrator.

IN WITNESS WHEREOF, signed this __6_ day of ___April________, 2020.

CMS ENTERPRISES COMPANY	Attest:

/s/ Patricia K. Poppe	/s/ Srikanth Maddipati
Patricia K. Poppe	Srikanth Maddipati
Chairman of the Board and	Vice President and Treasurer
Chief Executive Officer